AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2008

REGISTRATION NO. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ETERNAL IMAGE, INC.

(Exact name of small business issuer in its charter)

DELAWARE	5020	20-4433227
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

28800 Orchard Lake Road, Suite 130 Farmington Hills, Michigan 48334 (248) 932-3333 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CLlNTON R. MYTYCH
Chief Executive Officer
28800 Orchard Lake Road, Suite 130
Farmington Hills, Michigan 48334
(248) 932-3333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

THOMAS E. BOCCIERI, ESQ.

561 SCHAEFER AVENUE

ORADELL, NJ 07649

(201) 983-2024

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value	54,452,940 (2)	$.04	$2,178,118	$85.60

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended. The price per share has been based upon the average bid  price as traded on the Pink Sheet on January 11, 2007.

(2) Represents shares of the Registrant’s common stock being registered for resale that were underlying  convertible promissory notes  issued to  the selling shareholders named in this registration statement which have been converted by the Selling Shareholder . The shares being offered for resale by the selling shareholders are issuable upon the conversion of the convertible promissory notes held by them. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

ETERNAL IMAGE, INC.

54,452,940 Shares of Common Stock, $0.001 Par Value

This prospectus relates to the offer of up to 54,452,940 shares of the common stock of Eternal Image, Inc. by the selling shareholder identified in this prospectus, North Atlantic Resources, Limited, which shares it has received by exercising its conversion right to acquire pursuant to the terms of a Convertible Promissory Note. We will not receive any proceeds from the sales of shares by the selling shareholder. The shares may be sold at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

Our securities are currently traded on the Pink Sheets, under the symbol “ETIM”. However, our securities are not currently eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the Over-the-Counter Bulletin Board®.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is _______________, 2008

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	10
DIVIDENDS	10
DILUTION	10
PLAN OF DISTRIBUTION	11
BUSINESS	12
PLAN OF OPERATION	16
LEGAL PROCEEDINGS	17
MANAGEMENT	17
EXECUTIVE COMPENSATION	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	21
DESCRIPTION OF SECURITIES	22
SHARES ELIGIBLE FOR FUTURE SALE	23
SELLING SHAREHOLDERS	24
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	24
EXPERTS	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	25

PROSPECTUS SUMMARY

The following summary highlights material information from this document. Contents from our website, www.eternalimage.net, are not part of this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Our History

We are a Delaware corporation that, as a result of a February 15, 2006, acquisition known as a reverse merger, has entered into the business of manufacturing (through subcontracting) and marketing of branded, licensed funerary products (such as funeral caskets, urns and vaults) for humans and pets. Prior to this acquisition, we had become an inactive “public shell” corporation with no operations or revenues, and our only business activity was to seek a merger or acquisition candidate. We were originally incorporated in the State of Delaware on July 17, 1990 under the name of International Testing Services, Inc. We changed our name on June 2, 2005 to VIP Ventures, Inc. and on November 4, 2005 to Diamics, Inc. At the time of the aforementioned reverse merger, our name was Diamics, Inc.

Diamics, Inc. had been inactive since approximately December 1, 2005 and since that time had no operations until the acquisition of a Michigan corporation, Eternal Image, Inc. (the “Acquired Company”) on February 15, 2006 in the reverse merger.  The Acquired Company was originally formed on July 11, 2003 in the State of Michigan as an “S” corporation known as Eternal Image, Inc. On July 19, 2004, it was reorganized into a Michigan Limited Liability Company (Eternal Image, Inc. LLC). Finally on January 26, 2006, it was once again reorganized into a Michigan “C” corporation known as Eternal Image, Inc.

In connection with the acquisition, Diamics, Inc., on January 31, 2006, restated its articles of incorporation with the State of Delaware to change its name to Eternal Image, Inc. We are now the surviving corporation of this acquisition operating under our new name, Eternal Image, Inc. (the Delaware corporation). As a result of the acquisition transaction, we assumed the funerary products business operations of the acquired Michigan corporation and that Michigan entity ended its corporate existence. Since the date of the acquisition (February 15, 2006), our only business operations became that of the acquired company.  For financial reporting purposes, the Michigan “C” corporation was considered the accounting acquirer in the merger and the merger was accounted for as a reverse merger. Accordingly, the historical financial statements presented herein are those of the Michigan “C” corporation and do not include the historical financial results of Diamics, Inc. All costs associated with the reverse merger transaction were expensed as incurred. Unless otherwise indicated, use of the terms in this Prospectus such as “We”, “Us”, “Our” or other similar terms or words refers to the combined entity that survived the acquisition and is now operating in the funerary products business.

Forward Splits

On February 15, 2006, in connection with the aforementioned reverse merger, we effected a 100 for one forward split of our common stock. Subsequently, on September 21, 2006, we effected a four for one forward split of our common stock. Unless otherwise indicated, information with respect to the issued and outstanding shares of the Company’s common stock and shares issuable upon the exercise of any warrants is based on the forward splits as if they had occurred prior thereto.

Reverse Split

On January 15, 2008, to proportionately reduce our shares outstanding, we effected a  1 to 20 reverse split of our common stock. Unless otherwise indicated, information with respect to the issued and outstanding shares of the Company’s common stock and shares issuable upon the exercise of any warrants is based on the forward splits as if they had occurred prior thereto.

Our Business and Strategy

We started our operational phase and began selling product in 2007. Prior to this, we were in the development stage that was trying to creating its own market within the funerary products industry.  Management believes that we have no direct competition in this market. We secure license agreements with appropriate brand licensors and develop funerary products using the brand logo and images prominently in the design of the funerary product. Currently, we have license agreements with such brand name entities as The Vatican Library Collection, American Kennel Club, Cat Fanciers’ Association, Major League Baseball, Star Trek, and Precious Moments. The long term plans of the company are to pursue and secure other license arrangements with reputable, household names that will be a good fit with our products.

Currently, we produce (through contract manufacturers) and market two logo designed products: caskets and urns. In addition, we have secured licensing rights with Major League Baseball for vault covers; and with the American Kennel Club and Cat Fanciers’ Association for garden memorial stones.

We employ a Chief Designer, who along with a contracted design team designs our products subject to the approval of the particular licensor and the EI management team.

Our marketing strategy is two-pronged.  Our primary targets are funeral homes, directors, distributors and funeral home conglomerates to which we sell our products.  We reach these targets through the use of independent sales representatives. Our second target is the American public, who we attempt to expose to our products through channel appropriate advertising such as in “Catholic Digest”, “Baseball Digest”, “Dog Fancy Magazine” and public relations positioning efforts.

Convertible Promissory Note

We have filed this registration statement in connection with the shares of our common stock underlying the October 10, 2007 $650,000 Convertible Promissory Note that we issued to North Atlantic Resources, Limited (the “North Atlantic Note”). We had agreed with the lender, North Atlantic, to give it the option to have the shares into which the loan can be converted covered by a registration statement filed with the US Securities and Exchange Commission. In addition, the North Atlantic Note provides: for interest of 20% per annum, an option to convert up to the principal amount plus accrued interest into shares of common stock at the rate of one share for every $.002 of principal and accrued interest annum being converted, and a due date of principal and all interest of February 28, 2008. On December 17, 2007, the lender, North Atlantic, exercised its option to convert the principal and interest into shares of our common stock.  The total amount of the principal and accrued interest on the conversion date was $680,908.00 which was converted into to 54,452,940 shares of our common stock which is being registered in the registration statement of which this prospectus is a part.

Our Corporate Information

We maintain our corporate offices at 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334.  The office phone number is 248.932.3333, and the fax number is 248.932.3006.  We also have a website at www.eternalimage.net.

The Offering

Securities offered by North Atlantic Resources, Limited*	Up to 54,452,940 shares of our common stock that are currently outstanding.

Shares Outstanding	224,428,012 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling shareholder in this offering.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

* North Atlantic Resources is controlled by Michael Xirinachs

Selected Financial Data

The following financial information summarizes the more complete historical and audited financial information provided in this registration statement.

	December 31,	September 30,
	2006 (audited)	2007 (unaudited)
Balance Sheet
Total Assets	$ 751,449	$ 1,665,131
Total Liabilities	$ 537,078	$ 910,031
Stockholders’ Equity (Deficit)	$ 214,371	$ 755,100

	Nine months	Nine months
	ended 9/30/07	ended 9/30/06
Statement of Operations
Revenues	$ 250,894	$ 0
Total Expenses	$ 2,053,210	$ 1,885,893
Net Loss	$ (1,978,599)	$ (1,894,282)

RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Any investment in our common stock involves a high degree of risk. The following risk factors relating to us should be carefully considered.

RISKS RELATED TO OUR BUSINESS

We have begun operations in 2007 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are an operational stage company with limited operating results to date. Since we do not have an established operating history, you will have no basis upon which to evaluate our ability to achieve our business objectives. We just started receiving revenues in 2007.

The absence of any significant operating history for us makes forecasting our revenues and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenues.  In addition, we have limited meaningful historical financial data upon which to base planned operating expenses.  Current and future expense levels are based on our operating plans and estimates of future revenues.  Revenues and operating results are difficult to forecast because they generally depend on our ability to promote events and the growth in popularity of our franchise.  As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses.  We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

We are attempting to create a new market which, because of public tastes and perception may not meet with general or public acceptance.

The concept of designer funeral caskets, vaults and urns is a relatively new one that has only received limited market acceptance to date. We cannot forecast what the public perception of our products will be, or if the concept will meet public resistance. Our success, if any, will depend upon the public perception of the products.

We may be unable to compete successfully with our competitors.

Although we do not face direct competition in the field of branded funeral caskets, vaults and urns, we do compete generally from other, more established and financially sound manufacturers of funerary products. These include Batesville Casket Corporation (a division of Hillenbrand Industries), the Aurora Casket Company and the York Casket Corporation.  If we are unable to distinguish our designer funerary products, we may be unable to compete successfully with current or future competitors. This would cause our revenues, if any, to decline and affect our ability to achieve profitability.

We are dependent upon our brand licensing arrangements for the uniqueness of our products.

We currently have licensing arrangements with such brand names as Major League Baseball, AKC, the Vatican Library Collection, and others under which we produce our designer funerary products. If these arrangements, or any one of them, were to be terminated or not renewed, we would lose any perceived advantage that we may have in this new market. This would cause our revenues, if any, to decline and affect our ability to achieve profitability.

The establishment of relationships with advertisers is necessary for us to achieve significant revenues.

Our revenue model includes significant advertising dollars. If we are unable to forge sufficient relationships with key advertisers, we might not be able to achieve the revenues that we are projecting.

A decline in general economic conditions could adversely affect our business.

Our operations are affected by general economic conditions, which generally may affect consumers’ disposable income and the level of advertising spending. The demand for our products may be highly sensitive to the level of consumers’ disposable income. A decline in general economic conditions could reduce the level of discretionary income that available to purchase our products which could adversely affect our revenues.

Our limited operating history makes us highly reliant on management.

We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships and operating procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors’ investments in the Company.

If we are unable to hire additional needed personnel, our growth prospects will be limited, or our operations may be impaired.

Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business will probably suffer, and investors may incur losses on their investment in the Company.

If we lose the services of any of our contract manufacturers or suppliers, we may not be able to obtain alternate sources in a timely manner, which could harm our customer relations and adversely affect our net revenues and harm our results of operations.

If any of our subcontractors or suppliers ceased doing business with us, we may not be able to obtain alternative sources in a timely or cost-effective manner. Due to the amount of time that it usually takes us to qualify contract manufacturers and suppliers, we could experience delays in product shipments if we are required to find alternative subcontractors and suppliers. Some of our suppliers have or provide technology or trade secrets, the loss of which could be disruptive to our procurement and supply processes. If a competitor should acquire one of our contract manufacturers or suppliers, we could be subjected to more difficulties in maintaining or developing alternative sources of supply of some components or products. Any problems that we may encounter with the delivery, quality or cost of our products could damage our customer relationships and materially and adversely affect our business, financial condition or results of operations.

If our contract manufacturers are unable or unwilling to manufacture our products at the quality and quantity we request, our business could be harmed.

We outsource all of our manufacturing to three primary manufacturers. Our reliance on these third-party manufacturers exposes us to a number of significant risks, including:

•	reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

•	lack of guaranteed production capacity or product supply; and

•	reliance on these manufacturers to maintain competitive manufacturing technologies.

Our arrangements with these manufacturers provide for services on a purchase order basis. If our manufacturers were to become unable or unwilling to continue to manufacture our products at requested quality, quantity, yields and costs, or in a timely manner, our business would be seriously harmed. As a result, we would have to attempt to identify and qualify substitute manufacturers, which could be time consuming and difficult, and might result in unforeseen manufacturing and operations problems. In addition, if we find it necessary to shift products among third-party manufacturers, we may incur substantial expenses, risk material delays or encounter other unexpected issues.

In addition, a natural disaster could disrupt our manufacturers’ facilities and could inhibit our manufacturers’ ability to provide us with manufacturing capacity in a timely manner or at all. If this were to occur, we likely would be unable to fill customers’ existing orders or accept new orders for our products. The resulting decline in net revenues would harm our business. We also are responsible for forecasting the demand for our individual products. These forecasts are used by our contract manufacturers to procure raw materials and manufacture our finished goods. If we forecast demand too high, we may invest too much cash in inventory, and we may be forced to take a write-down of our inventory balance, which would reduce our earnings. If our forecast is too low for one or more products, we may be required to pay charges that would increase our cost of revenues or we may be unable to fulfill customer orders, thus reducing net revenues and therefore earnings.

RISKS RELATED TO CAPITAL STRUCTURE

Our revenues from operations may not be sufficient to meet our capital needs. Accordingly, we may need to raise additional funds, which may not be available to us on favorable terms, if at all, thereby potentially disrupting the growth of our business and ability to generate revenues.

As of September 30, 2007, the Company has generated only $250,894 in revenues from operations. While we have orders for our products, there can be no guarantee that these orders will produce profits. Accordingly it may be necessary to raise additional capital to continue operations. While funds may be available to the Company, we may experience significant dilution if a transaction is completed. Therefore, we may not accept terms as presented thus resulting in a discontinuation of operations.

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

As of December 17, 2007, our executive officers, directors, and principal shareholders who hold 5% or more of our outstanding common stock beneficially owned, in the aggregate, approximately 33% of our outstanding common stock.  Furthermore, including preferred voting shares held by our president, insiders have a total of 56.3% of the voting shares (common and preferred) outstanding. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our shareholders could experience substantial dilution.

If we raise additional capital by issuing equity securities or convertible debt securities, our existing shareholders may incur substantial dilution.  Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general.  Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industries, or public perception, or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

There is no assurance of an established public trading market, and the failure to establish one would adversely affect the ability of our investors to sell their securities in the public market.

 Our common stock is not registered under the Exchange Act so that there is limited publicly available information on the Company. Our common stock, however, is traded on the Pink Sheets. Upon having our common stock registered under the Exchange Act, we intend to seek approval for trading on the OTC Bulletin Board. No assurance can be given that such approval will be obtained or the timing thereof. Even if such listing is obtained, the NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Factors which may adversely affect market prices of the Company’s common stock.

Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to a future offering or acquisition;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock.

All of our current shareholders, including the former shareholders of Diamics, Inc. who received shares of our common stock in the Reverse Merger are or will be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), commencing one year from their respective acquisition, subject to certain limitations. In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale if the shares are listed on a national exchange or on NASDAQ. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Additionally, the Registration Statement will cover the resale of shares issued in the private placement Offering. Any substantial resale, and the possibility of substantial resales, of the common stock issued in this Offering or under Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Provisions in our certificate of incorporation and bylaws, both as amended,  and under Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the shareholders of our company may deem advantageous.  These provisions:

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	allow shareholders to request that we call a special meeting of our shareholders only if the requesting shareholders hold of record at least a majority of the outstanding shares of common stock;

•	provide that the board of directors is expressly authorized to make, alter, amend or repeal our bylaws; and

•	provide that business to be conducted at any special meeting of shareholders be limited to matters relating to the purposes stated in the applicable notice of meeting.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accountants. On September 22, 2005, the SEC extended the compliance dates for non-accelerated filers, as defined by the SEC, by one year. Accordingly, we believe that this requirement will first apply to our annual report for fiscal 2009. The SEC has recently proposed new rules on compliance with Section 404. In any event, the standards that must be met for management to assess the internal controls over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal controls over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and do not plan to pay cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general policies, competition from other similar businesses, and market and general economic factors. This discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we project. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy, and liquidity. All subsequent forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus, which would cause actual results to differ before making an investment decision. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our stock is trading on the Pink Sheets (ETIM.PK). As of January 11, 2008, the closing bid and asked prices of our common stock as traded on the Pink Sheets were $.044 and $.044 per share (adjusted for reverse split), respectively which will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as those described in this Prospectus under “Risks Related to Capital Structure” and the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	U.S. and foreign governmental regulatory actions;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	Possible regulatory requirements on our business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	Change in financial estimates by securities analysts;

•	The depth and liquidity of the market for our common stock;

•	Investor perceptions of us; and

•	General economic and other national conditions.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Prior to our reverse merger in February 2006, our common stock was not publicly traded. Currently, our common stock is traded on the pink sheets. Our symbol is ETIM.PK. Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The following chart shows the high and low bid prices per share per calendar quarter from when public trading resumed on the pink sheets.

First Quarter 2006	$10.40	$ 7.40
Second Quarter 2006	$10.20	$ 0.50
Third Quarter 2006 (1)	$ 1.50	$0.054
Fourth Quarter 2006	$ 0.19	$0.016
First Quarter 2007	$ 0.14	$ 0.01
Second Quarter 2007	$ 0.16	$0.072
Third Quarter 2007	$ 0.13	$ 0.07
Fourth Quarter 2007	$ 0.10	$0.038
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(1) Effective September 26, 2006, we effected a 4 to 1 forward split.

Subsequently, effective January 15, 2008, we effected a 1 to 20 reverse split. All of the above listed bid prices have been adjusted to reflect the September 26, 2007 and January 15, 2008 stock splits as if they had already occurred.

On January 11, 2008, there were at least eight broker-dealers making a market in our common stock. On that date, the closing bid and asked prices of our common stock as traded on the Pink Sheets were $.044 and $.044 per share, respectively.

Holders

As of January 15, 2008, we have 169,975,072 (post Reverse Split) shares of our common stock issued and outstanding. As of that date, our shares of common stock were held by approximately 2900 shareholders of record. This does not include an indeterminate number of beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Securities authorized for issuance under equity compensation plans

We do not currently have any equity compensation plans.

Registration Rights

Except for the shares covered by the Form SB-2 registration statement we have filed with the Securities and Exchange Commission, we have not granted registration rights to any of our shareholders or to any other person.

DIVIDENDS

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

General

Each selling shareholder and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. Each selling shareholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us, incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Registration Obligations

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

BUSINESS

Overview

The business of providing burial products for the deceased has literally been around for thousands of years.  For almost as long a period of time, burial containers such as caskets have remained relatively unchanged.  The modern funerary marketplace, although a considerably large and profitable industry, offers nothing unique or artistic in the way of casket designs.  According to the National Funeral Directors Association as quoted by TheStandard.com., “Americans spend between $16 to $24 billion annually on funeral services and related expenses.”

Within the funeral industry, customer loyalty is a foreign concept.  Customer loyalty is only practiced to the extent of which funeral home an individual will choose, especially in rural areas where there has been a single, prominent funeral home for decades.  When it comes to individual products, however, it is very rare for someone to say, “Because my father was buried in a solid bronze casket from Batesville, I would like to be as well.”  This lack of customer loyalty to specific brands opens for Eternal Image the door to a new realm of brand loyalty within the funeral industry.

Funeral services are, to most people, events that they remember for the rest of their lives, especially if the deceased was close to them.  Eternal Image strongly feels that its products can add something special to the funeral service and consequently to the memory of the deceased individual.  An Eternal Image casket or urn leaves a lasting impression upon those present so that, when it is time for those people to be in need of a funerary product, we believe that the Company’s products come first to their minds.  It is Management’s opinion that when one family member is buried or cremated in one of these products, other family members will desire to have just as spirited a casket or urn, and will consequently create within their family a loyalty to Eternal Image’s products.

Never before has branding been a concept in the funeral industry.  For a consumer to actually choose a brand-name funerary product for themselves or a deceased loved one that best reflects their lifestyle and hobbies, is a revolutionary concept that will be epidemic in its scope and breadth.  Branding is very important to Eternal Image, and vital if the Company wants to maintain a good image with the public.  Through its own advertising efforts, coupled with its public relations firm, the Company’s goal is to project the name of Eternal Image to funeral homes across the world as the number one source for exceptionally designed, premium brand-name funerary products.

The following are three basic choices that an individual faces when deciding on a casket for themselves (pre-need) or for a deceased loved one (immediate-need):

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Purchase a plain stainless steel, bronze, or fiberglass casket, and hire an artist to airbrush or paint a desired logo, design, or insignia on it,

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Select an interior fabric for the casket that reflects a personal affiliation (i.e. a camouflage pattern for a hunter; or stars and stripes for a veteran, etc.), or

•

Accept the passé choices on the market and go with a standard casket or urn without any customization

Some consumers, especially aging Baby Boomers, are beginning to see the appeal of branded caskets and are willing to both pre-order and pay extra for caskets designed with such things as golf scenes or even NASCAR colors. See “Casket and Death Report” a United States Market Analysis by John Schmidt for Casketstore.org. 2000. According to the National Funeral Director’s Association, “(a) funeral is so much more than a way to say goodbye; it is an opportunity to celebrate the life of someone special.  Today, a funeral can be as unique as the individual who is being honored.  From simple touches like displaying personal photographs to events centered on a person’s favorite pastime; funerals can reflect any aspect of a person’s life and personality.”

Eternal Image was formed to provide the consumer with unique and spirited, yet sophisticated and appropriate, choices for their casket or urn.  Eternal Image’s product line consists of many recognizable, high-profile brand names that will be detailed later in this plan.

Sales and Marketing Strategy

Urns and caskets capturing the essence of high-profile brands are the focal point of Eternal Image’s product designs.  The Company’s product range features products that are inspired by The Vatican, Precious Moments, the American Kennel Club, The Cat Fanciers’ Association, Star Trek, and Major League Baseball.

Because Eternal Image offers “brand name” products to the funeral market EI is in a unique position compared to its larger competitors.  The larger manufacturers offer only a generic, commodity, casket and urn product and thus do not have any real incentive to direct market to the public.  The opposite is true for EI and its branded product lines.

At Eternal Image we employ a two phase marketing concept we refer to as “push-pull” marketing.

The first component of this marketing style is to familiarize the funeral home industry with Eternal Image and our branded product lines so that when a consumer calls on a particular funeral home then that funeral home will be familiar enough with us that they will know how to contact us to obtain product.  This is being accomplished by display advertising in the several funeral industry magazines (e.g. Funeral Business Advisor) on a monthly frequency for maximum institutional effect.  Eternal Image sends out a direct mail brochure to over 21,000 funeral homes several times per year.  In addition we supply marketing and sales materials to all of our distributors so that their sales representatives can present them to their funeral home clients around the country.

We also attend the giant industry trade show each year known as the NFDA show.  (National Funeral Directors Association)  In the most recent one (October 2007), we had a large, dominating presence with a new trade show booth that was created to showcase our products.

The second component of our “push – pull” strategy is to market directly to the public.  Since we manufacture branded products we employ advertising in magazines directed at core enthusiasts in each brand target group.  (e.g.; Baseball Digest Magazine to promote our Major League Baseball products.  Dog Fancy Magazine to promote our American Kennel Club products, etc.)

We have already begun testing a 30 second television spot in the Boston market and maintain a consumer friendly web presence at www.Eternalimage.net to further our penetration into the public domain for increased awareness.

Finally, we have engaged the services of ASAPR Public Relations and Marketing (717 State Street, Sharptown, MD 21861). This firm specializes in campaigns for its clients that increase brand awareness and public recognition. To date, they have succeeded in obtaining free publicity and exposure for us to the general public.  Through their efforts, we have been seen on CBS, MSNBC, CNBC, ABC, Fox Business News, Wall Street.Net and written up by The New York Times, Detroit News, and many other networks, television stations, magazines and newspapers.

We believe that these efforts serve to drive the general public into the funeral homes asking for our products by name and the funeral homes know exactly where to call to get it when they do.

Target Sales Groups

Funeral Directors

Funeral Directors can be reached one of two ways, depending on whether they run their funeral home independently, or are owned by a conglomerate.  The Directors of independently run funeral homes can be approached on a one-on-one basis by the manufacturer’s sales force, and can be provided with catalogs and brochures of the Company’s products for customers to view.  They can also have within their showroom any number of models that can be ordered immediately and delivered promptly.  Funeral Directors that run a funeral home that is owned by a conglomerate, however, do not necessarily need to be approached one-on-one.  The Purchasing Director for the parent company can be presented with the Company’s products and can decide how many he or she would like to buy for his or her network of funeral homes.

Funeral Service Conglomerates

The largest funeral service conglomerates in the United States are Alderwoods Group (750 properties), Stewart Enterprises (450 properties), and Service Corporation International (“SCI”) (over 1,100 properties).  These providers, especially SCI, are committed to riding the wave of the future and are constantly signing up more affiliate locations.  Eternal Image is very optimistic about the business that will come from these corporations.

Products and Product Design

Designs for the Company’s products are done on a contract basis with a team of trained and experienced designers.  Management simply informs the team of a desired product and awaits them to submit design ideas.  A final artistic rendition materializes in about three weeks time after Management has given input and feedback for the design.

An artistic rendering is then submitted to the Licensor for approval.  When approved, the rendering then goes to a CAD engineer who begins creating the technical file with which model makers and factories eventually receive.

Caskets

Eternal Image provides consumers all over the country with unique and tastefully created caskets designed to reflect well known and respected brand-names.  It is our intention to create caskets that are unforgettable works of art that will be fitting pieces for the deceased individual who is buried within them.  They are not simply meant to be metal caskets with logos stamped onto them.  Each casket has been designed to capture the very essence of a brand name so that the design will be instantly recognizable yet not deterring from the respectfulness in which funerals are handled.  It is important to remember that the caskets designed by Eternal Image are not intended to be novelty items; rather, they are intended to distinguishable products that are appropriate centerpieces consistent with the trend towards ‘themed arrangements’. They are fitting tributes to the brand-lover who is laid out in them.

The principle of ‘capturing the essence of each brand’ applies to each and every product.  The quality that each brand has worked so hard to build and maintain will be carried through into Eternal Image’s designs.

Caskets, in general, are manufactured from a variety of materials.  Hardwoods commonly used are: walnut, mahogany, cherry, maple, oak, pecan, poplar, and pine.  Metals commonly used are: bronze, copper, stainless steel, and steel.  The effects and appearance that come with each of these materials can be easily achieved with composite.

Composite casket sales are gaining recognition as being the longest lasting product to use in terms of how quickly caskets decay.  They are also very lightweight, which translates to a substantial savings in shipping costs for the Company’s manufacturer.  Eternal Image plans to manufacture all of its caskets out of fiberglass.

It should also be noted that the range of casket prices within the United States is quite large.  Base model caskets can start at $899, while gold-plated caskets top out at $20,000 a piece.  The most popular caskets that were sold in the United States in 2000 were priced in the range of $2,500—$6,500 apiece retail.  The market is certainly ready for spirited, creative caskets that can be priced all over the spectrum depending on their materials and features.

Urns

Urns also come in a variety of materials, and Eternal Image uses various materials for its creations.  Eternal Image’s urns are artistically sculptured, and fitting for any home décor.

Additional Products

Eternal Image believes that the initiation of its plan will and its product line, will likely result in the revolutionizing of the funeral industry.  As a result of our efforts, we believe that brand-name funerary products are going to become increasingly popular. We are committed to staying the leader by rounding up licensing rights of any brand that is deemed appropriate for funerary designs.

Apart from caskets and urns, however, Eternal Image has already secured rights with Major League Baseball for vault covers; and with the American Kennel Club and the Cat Fanciers’ Association for garden memorial markers.  This will further expand the Company’s product line and lets the consumer use the theme of the brand in ways other than simply caskets and urns.

Pricing

The Company does not want its products to be considered exclusive in nature.  While there will be designer-label models that will price higher than the others, it is the desire of Management that the loyal fans of all popular brand-names will be able to purchase or at least plan to pre-purchase the product that most appeals to them.

The Company’s 2008 MSRP on most urns is $799, and $4,499 for caskets.

Licensing Agreements

In July 2004, we retained the services of a licensing agent, Woodrowe Browne of Building Q, LLC, Medford NJ, to obtain licensing arrangements for our designer funerary products. To date, we have licensing agreements with Precious Moments, Inc., The Vatican Library Collection, Major league Baseball, the American Kennel Club, the Cat Fanciers Association and Star Trek, and Collegiate Licensing Company. These license agreements expire between 2008 and 2010, and the fees range from 5% to 11% of product sales.

Independent Sales Distributors

We currently retain the services of 14 independent sales distributors to market our products to independent funeral homes and funeral home conglomerates. No contracts exist for the distributors.

Contract Manufacturers

We do not manufacturer our own products but currently utilize the services of three agent-contractor manufacturers.  In the future, more manufacturers can be added as product needs change.

We believe that we have a good relationship with these manufacturers. If any or all of them were not able, for any reason, to manufacture our products, we feel that we could find adequate replacements at comparable costs. However, if we were unable to do so, our business would be adversely affected.

Regulation

We are not aware of any governmental regulation that effects our business. However, such regulation may be enacted in the future. If so, it would increase the cost of our doing business and effect the chance of our becoming profitable.

Competition

We are attempting to create a new market in the designer funerary product industry and therefore do not have any direct competition in this area. However, there are a number of  larger companies in the casket and urn business that have greater financial resources and experience than our company. They include: Batesville Casket Corporation (a division of Hillenbrand Industries), the Aurora Casket Company and the York Casket Corporation.

There are no barriers to entry into the designer funerary product industry other than obtaining the licensing agreements with various attractive brand names. If other casket companies  were able to obtain attractive licensing arrangements with brand names, we may not be able to compete with them insofar as those licenses are concerned.

Properties

We lease our 2,000 square foot office facilities at 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334. The office phone number is 248.932.3333, and the fax number is 248.932.3006.  We feel these facilities are adequate for the foreseeable future. The lease term began in April 2006 and terminating 65 months thereafter. It calls for annual rental payments of $37,031 for years 2007 through 2010, and a payment of $27,773 in 2011.

We currently lease one company car. It is on a pre-paid lease in the amount of $32,300 for 24 months.

Employees

We have employment agreements with three of our officers: Clint Mytch , our President and CEO, Nick Popravsky, our Vice President of Sales and Marketing, and Donna Shatter, our Vice President of Operations. We intend to enter into an employment agreement with our Vice president and Chief Financial Officer, James Parliament in the near future. David DeAvila is our Director of Sales. The provisions of our employment agreements are summarized in “Executive Compensation”, below.

In addition, we retain a number of independent contractors for office support and customer service roles.

PLAN OF OPERATION

We did not have revenues during our fiscal years ended December 31, 2005 and 2006, and only began having revenues in the quarter ended March 31, 2007.  Prior to us having revenues, our only sources of capital were through the private sale of our securities and loans including loans from officers and directors. Since our reverse merger in February 2006, we have received $1,440,724 in gross proceeds from the sale of our common stock. Similarly, since that time we have received loan proceeds in the amount of $284,919.

As a company is in the early stage of developing a new business -- the manufacturing and marketing of designer funerary products such as funeral caskets and urns -- our primary efforts have been devoted to developing our new business and raising capital. Accordingly, we have limited capital resources and have experienced net losses and negative cash flows from operations since the time of our reverse merger in February 2006 and expect these conditions to continue for the foreseeable future.  As of September 30, 2007, the Company had approximately $902,584 in cash and other current assets.  Management believes that cash and other current assets on hand as of September 30, 2007, are not sufficient to fund operations for the next 12 months and will likely be sufficient for only three months.  Accordingly, we will be required to raise additional funds to meet our short and long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to us. In this regard, we have obtained and will continue to attempt to obtain raise funds through the private sale of our securities and (short and long term) loans for inventory purchases, new product development, expansion, advertising and marketing. We cannot predict if and when we will become profitable and less dependent upon outside financing sources.

Our plan of operation for the twelve months following the date of this Prospectus is to continue to develop and expand our business operations. The process may include, but not exclusively, activities such as:

Capitalization.  Currently, we do not have sufficient financial resources to implement or complete our business plan.  We anticipate that we will need a minimum of $1,500,000 to satisfy our cash requirements over the next 12 months. We cannot be assured that revenue from operations, if any, will be sufficient to fund our activities during the next 12 months. Accordingly, if there is a shortfall of funds, we will have to seek alternates sources of capital, including private placements, a public offering, and/or loans from officers and/or third party lenders.  We can offer no assurance that we will be able to raise additional funds if needed, on acceptable terms to us on a timely basis or otherwise. If we are unsuccessful in our attempts to raise sufficient capital, we may have to cease operations, seek joint venture partners or postpone our plans to initiate or complete our business plan. In that case, you may lose your entire investment in our company.

•

Funding next wave of production orders for the next 12 months. Estimated Cost: $750,000

•

Conducting a search for new manufacturers. Estimated Cost: $50,000

•

Commence and establish marketing, advertising and promotion programs to increase brand equity and awareness. Estimated cost:  $150,000.

•

Salaries, including for present employees and possible new hiring of additional management personnel and appropriate operating and sales staff. Estimated cost: $275,000.

•

Partial (or full) repayment of loans. Estimated cost: $120,000.

•

Secure additional strategic licenses to support our long term growth strategy. Estimated Cost: $150,000

These are only estimates and no assurance can be given regarding either statement as to timing or actual eventuality. If more than the minimum amounts indicated above are raised, we anticipate spending increased amounts on establishing and expanding our distribution network, marketing, advertising and promotions.

Liquidity and Capital Resources

We have financed operations and internal growth since our reverse merger in February 2006 through the private placement of equity securities and loans, and have received gross proceeds of $1,761,346 from those sources since that time.

As of September 30, 2007, we had $902,584 of cash and other current assets on hand.

We believe that available cash resources are likely to be sufficient to meet anticipated working capital requirements for at least the next three months.  We intend  seek additional funding for pursuing our business plan , expansion of existing operations or other purposes, or to the extent that our operations do not generate sufficient levels of profitability and cash flow. Should we seek to raise additional capital, there can be no assurances that such capital can be raised on satisfactory terms, on a timely basis, or at all.

Our future capital requirements will depend upon many factors, including the expansion of our business operations.

Currently, because we are a new business with limited credit history we must pay for our purchases “up front”  (in most cases) and are not granted extended credit terms at this time. This will continue until we have established a satisfactory credit history. We cannot estimate, with any certainty, how long this may take, or if it will occur at all. Our inability to obtain credit from such providers has a significant impact upon our liquidity and our ability to utilize funds for other purposes. Similarly, if and when we hire additional personnel, including management and sales personnel, the cost related to such hiring’s will have a significant impact on our liquidity and deployment of funds.

Principal Commitments

At September 30, 2007, we did not have any material commitments for capital expenditures.

Off-Balance Sheet Arrangements

At September 30, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

LEGAL PROCEEDINGS

We are not aware of any pending litigation or legal proceedings and none have been contemplated or threatened.

MANAGEMENT

The following table and text set forth the names of all directors and executive officers of our Company as of November 30, 2007. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Except that Clint Mytych (President and Chairman of the Board) is the son of Donna Shatter (Vice President of Operations, Secretary/Treasurer and Director), there are no family relationships between or among the directors, executive officers or persons nominated by our Company to become directors or executive officers. The brief descriptions of the business experience of each director and executive officer and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws are provided herein below.

Our directors and executive officers are as follows:

Name	Age	Position Held with the Registrant
Clint Mytych	26	Chairman, Director and President
Donna Shatter	48	Vice President of Operations, Secretary/Treasurer and Director
Nick Popravsky	51	Vice President of Sales and Marketing , Director
James Parliament	43	Chief Financial Officer, Director

Business Biographies of Directors and Executive Officer:

Clint Mytych

Since January 2002, Mr. Mytych has been our President and Chairman. From 1999 to 2002 he was employed by ECA, a manufacturing company, At ECA, he was promoted to the position of Purchasing Director. From 2002 to 2004, he was a General Manager of Driven Image, Inc., one of the largest  luxury car rental agencies .  Mr. Mytych holds a number of patents and trademarks.  Clint has a Bachelor’s Degree in Business Management from Tyndale University located in Michigan.

Donna Shatter

After raising her family, Ms. Shatter resumed her business career when she joined our Company as the Vice President of Operations, Secretary/Treasurer and a Director in January 2006. She is the mother of Clint Mytych,  Her previous business experience was primarily in the areas of finance and administration, including nine years as a Brand Merchandiser for Aris/Isotoner.

Nick Popravsky

Nick has been VP and Director of Sales for Eternal Image (and its predecessor entities) since 2002. A business veteran with several years of experience, Mr. Popravsky’s resume includes General Electric, Pinnacle Media, HH Communications, and Tribune Newspapers.  He has held a seat on the board of the Information Providers Association.

James Parliament

Since January 2006, Mr. Parliament  has been our CFO. From 2005 until 2006,, he was a Senior Solutions Architect and project Manager with Ford Motor Company, Dearborn, Michigan.  From 1994 to 2005, he was employed with IBM in New York City in various positions,  most recently as a Senior Technology Consultant, designing and implementing several large Financial and Enterprise Systems Management applications. Prior to joining IBM, James was a financial analyst working for Metropolitan Life Insurance Company of New York.

Mr. Parliament earned an MBA from Lawrence Technological University in Michigan and a Bachelor's Degree in Financial Management from Bob Jones University in South Carolina.

Significant Employees

Joining us in January 2008, David DeAvila is assuming the role of Director of Sales.  From 2005 until this past October, David was the Director of Sales for Hermle, a German clock company based in Virginia.  While there, he created a line of clock urns for the company; their first foray into the funeral industry.  Prior to that, he was head of international sales and marketing for the Howard Miller Clock Company based in Zeeland, Michigan.  It was during his tenure at Howard Miller that he developed a complete line of clock urns and other memorial products utilizing the Howard Miller brand, one of the most recognizable clock brands in America and the largest clock manufacturer in the world.  Prior to that, he had a 21 year career culminating as the Director of International Operations at Herman Miller Inc., the office furniture manufacturer based in Holland Michigan.  He received his education at Oral Roberts University in Tulsa, OK, Dekalb College in Atlanta, GA and at Brenau University, also in Georgia.

Audit Committee

We do not presently have an audit committee. The board of directors acts in that capacity and has determined that we do not currently have an audit committee financial expert serving on our audit committee or board of directors.

EXECUTIVE COMPENSATION

The following table summarizes compensation paid or, or earned by our Chief Executive Officer and our three executive (the “Named Executive Officers”). None of our officers received annual compensation that exceeded $100,000 or is being compensated at an annual rate exceeding $100,000. Three of the Named Executives (Messrs. Mytych and Popravsky and Ms. Shatter) began serving the Company in January 2002 while the other Named Executive, our CFO, James Parliament began serving in November 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)

Clint Mytych	2006	75,000	0	332,800	0	0	0	0	407,800
President	2005	0	0	0	0	0	0	0	0

Donna Shatter	2006	65,000	0	247,000	0	0	0	0	312,000
Vice President	2005	0	0	0	0	0	0	0	0
Operations

Nick Popravsky	2006	65,000	0	78,500	0	0	0	0	143,500
Vice President	2005	0	0	0	0	0	0	0	0
Sales/Marketing

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised and  stock options that have not yet vested for each Named Executive Officer as of the end of the fiscal year ended December 31, 2007.  The shares indicated below give effect to the January 15, 2008, one for 20 reverse split, and the September 26, 2006, four to one forward split.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clint Mytych	-	-	-	-	-	9,686,000	475,777	-	-
Donna Shatter	-	-	-	-	-	8,450,000	415,064	-	-
Nick Popravsky	-	-	-	-	-	6,300,000	309,456	-	-
James Parliament	-	-	-	-	-	47,500	2,333	-	-

Stock Option Plans and Option Grants in 2006

Through 2006 we had not adopted any Stock or Equity Option Plans and therefore there have been no option grants including to directors, officers, employees and consultants in 2006.  Subsequently, a plan has been approved by the board of directors and shareholders on January 10, 2008.

Aggregated Option Exercises in 2006 and Option Values at December 31, 2006

As of December 31, 2006, no options were exercised.

Long-Term Incentive Plan Awards in 2006

None

Compensation of Directors

Members on our Board are not compensated (in cash or equity) for any services provided as directors.

Employment Agreements; Compensation

Clint Mytych serves as our Chief Executive Officer, President and Chairman of the Board on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Mytych for these services. Under our agreement with him, we agreed to pay to Mr. Mytych   $75,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Mytych is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Mytych devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Donna Shatter serves as our Vice President of Operations, Secretary/Treasurer and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Ms. Shatter for these services. Under our agreement with her, we agreed to pay to Ms. Shatter $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. She is entitled to three weeks paid vacation. Ms. Shatter is available to us so that she may perform duties that may be assigned to her from time to time by our Board of Directors to the satisfaction of the Board. Ms. Shatter devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Nick Popravsky serves as our Vice President of Sales and Marketing and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Popravsky for these services. Under our agreement with him, we agreed to pay to Mr. Popravsky $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Popravsky is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Mytych devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

In addition to the above, Mr. James Parliament is employed as our Chief Financial Officer and a Director at the annual rate of $43,000. Mr. Parliament devotes 40 hours per week to the Company. Although we intend to enter into an employment with Mr. Parliament, we have not completed negotiations at this time. He currently receives the same benefits as the other Named Executives.

David DeAvila serves as our Director of Sales at the annual rate of $62,500 and full medical insurance coverage including dental and optical coverage minimum. He is entitled to two weeks paid vacation. Mr DeAvila devotes at least 40 hours per week to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of January 11, 2008, certain information regarding beneficial ownership of our common stock (including our preferred stock which is convertible into common stock  at the rate of  one share of preferred into one share of common, and has voting privileges of one vote per share of preferred stock) by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, and (iii) all directors and executive officers as a group. As of January 15, 2008, there were 169,975,072 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of December 21, 2007, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each shareholder listed in the following table is c/o Eternal Image, Inc., 28800 Orchard Lake Road, Suite 130, Farmington Hills, Michigan 48334. This table is based upon information supplied by directors, officers and principal shareholders. This table gives effect to our 2006 forward stock splits as well as our January 15, 2008, 1 to 20 reverse stock split.

Amount and

Nature of

Beneficial

Percent of

Nature of Beneficial Owner

Ownership

Class

Officers, Directors

Clint Mytych

Common

       9,686,000

   4.12% (1)

Preferred

1,925,000,000

    100% (1)

Donna Shatter

Common

       8,450,000

   3.59%

Nick Popravsky

Common

       6,300,000

   2.68%

5% Shareholders

North Atlantic Resources Ltd.(2)

Common

     24,133,104

  10.30%

All Officers and Directors as a group (four persons)     (1)

Common

     24,436,000

   10.4% (1)

Preferred

1,925,000,000

    100% (1)

(1) On an as converted basis, Mr. Mytych’s percentage ownership and voting privileges would equal 62.6%, and all officers and directors as a group would equal 69.8%

(2)The shares listed for this shareholder include 3,690,476 shares held by Emerald Asset Advisors, an affiliate of North Atlantic Resources Ltd.  The same principal is owner of  both entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes the transactions we have engaged in with persons who were directors, officers or affiliates at the time of the transaction, and persons known by us to be the beneficial owners of 5% or more of our common stock as of December 17, 2007 (“Principal Shareholder”). Share issuances described below give effect to the previously mentioned stock splits as if they had occurred subsequent to the splits.

We have borrowed funds from various officers and/or directors as follows:

On February 16, 2006, we borrowed $29,750.32 from Clint Mytych. The unsecured loan agreement calls interest of 5% and monthly installments of interest and principal of $1,305.19—the final payment is due in May 2009.  We are current on the payments.

On February 16, 2006, we borrowed $41,856.47 from Donna Shatter. The unsecured loan agreement calls interest of 5% and monthly installments of interest and principal of $1,836.30—the final payment is due in June 2009.  We are current on the payments.

On April 15, 2004, we borrowed $58,000 from Fifth Third Bank which loan is secured by the personal guarantees of Donna Shatter and Clint Mytych. The loan agreement calls interest of 6.75% and monthly installments of interest and principal of $689—the final payment is due in May 2009.  We are current on the payments.

On October 10, 2007, we entered into a convertible promissory note with North Atlantic Resources, Limited, the Selling Shareholder named in this prospectus and a Principal Shareholder. The note called for interest of 20% and was due on February 28, 2008. The conversion rate, giving effect to our January 15, 2008, 1 to 20 reverse split, was at the rate of $.002 per dollar of principal and interest converted. On January 11, 2008, the lender exercised its option to convert all of the principal and interest into  shares of common stock. These shares are the shares covered by this  Prospectus,

In addition to the aforementioned convertible promissory note, North Atlantic Resources, Limited purchased a total of 20,442,628 shares of our common stock in July and September of 2007 for a total of $315,000. Its affiliate, Emerald Asset Advisors, in July 2007, purchased an additional 3,690,476 shares of our common stock for $150,000.

*Note: These were Post-Reverse Split Numbers

In connection with our February 15, 2006 Reverse Merger, the following officers and directors (who were shareholders of our predecessor entity) were issued shares of our common stock in exchange for their interests in the predecessor entity:

Clint Mytych

5,590,000 shares

Donna Shatter

   200,000 shares

Nick Popravsky

   500,000 shares

*Note: These were Post-Reverse Split Numbers

In addition, in 2006 and 2007, the officers and directors were issued shares of our common stock as additional compensation for services rendered as follows:

Clint Mytych

9,686,000 shares

Donna Shatter

8,450,000 shares

Nick Popravsky

6,300,000 shares

James Parliament

     47,500 shares

*Note: These were Post-Reverse Split Numbers

Finally, on July 25, 2007, as an anti takeover strategy, we issued 9,625,000 shares of convertible preferred voting shares to Clint Mytych. These preferred shares have voting rights of one vote per share and are convertible into common stock at the rate one share of preferred into one shares of common stock.

*Note: These were Post-Reverse Split Numbers

DESCRIPTION OF SECURITIES

Preferred Stock

We are authorized to issue 1,925,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from its shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock. Currently, there are 1,925,000,000 shares of preferred outstanding that have voting rights of one vote per share and are convertible into common stock at the rate one share of preferred into one shares of common stock.

Common Stock

We are authorized to issue 5.8 billion shares of common stock, $.001 par value per share, of which 169,975,072 shares are currently issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock may receive dividends declared by the Board of Directors, if any. Such dividends may be paid in cash, in property, or in shares of the capital stock.

As of the date of this Prospectus, our stock is listed on the Pink Sheets. The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as those described in this Memorandum under “Risks Related to Capital Structure” and the following could have a significant adverse impact on the market price of its common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	U.S. and foreign governmental regulatory actions;

•	The filing of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	Possible regulatory requirements on our business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	Change in financial estimates by securities analysts;

•	The depth and liquidity of the market for our common stock;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Transfer Agent

Our transfer agent is Integrity Stock Transfer, located at 3027 East Sunset Road, Suite 103 Las Vegas NV 89120, telephone (702) 317-7757.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. The shares owned by the shareholders immediately prior to the reverse merger may only be sold pursuant to an effective registration statement.

Rule 144

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144. The shares owned by the shareholders immediately prior to the reverse merger may only be sold pursuant to an effective registration statement.

Warrants

On July 18, 2006, in connection with our reverse merger, we issued to Carley Enterprises 3,000,000 five year warrants exercisable at $2.00 per share. These warrants are subject to future stock splits and other adjustments. The current number of warrants have been adjusted for the 20:1 reverse split.

SELLING SHAREHOLDERS

The securities being offered hereunder are being offered by the selling shareholders listed below or their respective transferees, pledgees, donees or successors. Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

The following table sets forth, with respect to the selling shareholder (i) the number of shares of common stock beneficially owned as of December 21, 2007 and prior to the offering contemplated hereby, including the shares held by an affiliate of the selling shareholder, Emerald Asset Advisors, (ii) the maximum number of shares of common stock which may be sold by the selling shareholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling shareholder. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 169,975,072 shares outstanding as of the date of this prospectus.

	Prior to Offering			After Offering(1)
Investor Name	Shares	Percent	Shares Offered	Shares	Percent
North Atlantic Resources, Limited	78,586,044	46.0	54,452,940(2)	24,133,104	10.3

*North Atlantic Resources, Limited is controlled by Michael Xirinachs.

(1)

Represents the amount of shares that will be held by the selling shareholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(2)	Represents shares into which this Selling Shareholder has converted its convertible promissory note (interest and principal) on January 11, 2008.

To our knowledge, none of the selling shareholders has had a material relationship with the Company other than as a shareholder and lender at any time within the past three years, and each selling shareholder purchased shares of our common stock in the ordinary course of business and at the time of the purchase of the securities, had no agreements with any person to distribute the securities.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Thomas E. Boccieri, Esq. Mr. Boccieri is the owner of 900,000 shares of common stock.

EXPERTS

The financial statements of Eternal Image, Inc. for each of the years in the two year period ended December 31, 2006 and for the period from inception (April 16, 2004) to December 31, 2006 appearing in this prospectus have been audited by Demetrius & Company, L.LC as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the New Jersey Business Corporations Act, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form SB-2 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

SEPTEMBER 30, 2007

CONTENTS

Page

Report of Independent Registered Accountant	27

Statement of Balance Sheet as of December 31, 2006 and September 30, 2007 (Unaudited).	28

Statement of Operations for the years ended December 31, 2006 and 2005,
and nine months ended September 30, 2007 and 2006 (Unaudited).	29

Statement of Changes in Stockholders' Equity (Deficit) for the years ended
December 31, 2006 and 2005, and the nine months ended September 30,
2007 (Unaudited)	30

Statement of Cash Flows for the years ended December 31, 2006 and 2005,
and nine months ended September 30, 2007 and 2006 (Unaudited).	31-32

Notes to Financial Statements	33-44

ETERNAL IMAGE, INC.
BALANCE SHEET

	December 31, 2006	September 30, 2007
		(Unaudited)
Current Assets:
Cash	$ 88,569	$ 112,830
Accounts Receivable	-	75,835
Inventories	-	707,319
Advance Marketing Expenses	20,000	6,600
Total Current Assets	108,569	902,584

Fixed Assets:
Furniture, Office Equipment and
Product Design and Tooling, net	254,317	467,799

Other Assets:
Goodwill	23,500	23,500
Advance Royalties	337,500	249,595
Security Deposit	3,495	-
Other Assets, net	24,068	21,653
Total Other Assets	388,563	294,748
Total Assets	$ 751,449	$ 1,665,131

Current Liabilities:
Accounts Payable	$ 248,783	$ 647,971
Rent Payable	8,898	8,898
Salaries Payable	74,145	85,845
Payroll Taxes	50	-
Accrued Interest	3,154	4,279
Customer Deposit	2,290	-
Notes Payable, Current Portion	121,015	95,850
Total Current Liabilities	$ 458,335	$ 842,843

Long Term Liabilities:
Notes Payable	78,743	67,188
Total Long Term Debt	78,743	67,188
Total Liabilities	537,078	910,031

Stockholders' Equity
Preferred Stock - $.001 par value:
1,925,000,000 shares authorized
1,925,000,000 shares issued and outstanding	-	1,925,000
Common Stock - $.001 par value:
5,800,000,000 shares authorized
91,095,949 and 175,505,720 shares issued and outstanding	91,096	175,505
Stock Warrants	15,000	15,000
Additional Paid in Capital	5,259,076	5,768,995
Accumulated Deficit During Development Stage	(5,150,801)	(5,150,801)
Accumulated Deficit	-	(1,978,599)
Total Stockholders' Equity	214,371	755,100
Total Liabilities and Stockholders' Equity	$ 751,449	$ 1,665,131

The accompanying footnotes are an integral part of the financial statements

ETERNAL IMAGE, INC.

STATEMENT OF OPERATIONS

	Year Ended	Year Ended	Nine Months	Nine Months
	December 31, 2006	December 31, 2005	Ended	Ended
			September 30, 2007	September 30, 2006
			(Unaudited)	(Unaudited)

Revenue	$ -	$ -	$ 250,894	$ -

Cost of Goods Sold	-	-	175,776	-

Gross Profit	-	-	75,118	-

Operating Expenses:
Salaries	208,758	-	763,360	182,128
Travel and Entertainment	27,347	5,819	20,920	3,119
Professional Fees	42,598	3,101	82,113	5,679
Payroll Taxes and Employee Benefits	21,653	-	54,527	13,909
Consulting Fees	4,304,173	23,515	296,100	1,490,858
Rent	27,757	1,849	28,532	9,185
Public Relations and Marketing	97,127	-	336,698	24,827
Product Licensing and Royalties	157,500	75,000	313,956	96,000
General and Administrative	72,985	13,281	123,872	45,917
Depreciation and Amortization	16,816	7,995	33,132	14,271
Total Operating Expenses	4,976,714	130,560	2,053,210	1,885,893

Loss Before Other Income and (Expense)	(4,976,714)	(130,560)	(1,978,092)	(1,885,893)

Other Income (Expenses):
Interest Income	2,421	-	790	1,210
Miscellaneous Income	-	-	5,001	-
Interest Expense	(13,518)	(2,417)	(6,298)	(10,138)
Gain on Sale of Equipment	539	-	-	539

Total Other Income (Expenses)	(10,558)	(2,417)	(507)	(8,389)

Net Loss	$ (4,987,272)	$ (132,977)	$ (1,978,599)	$ (1,894,282)

Basic and diluted net loss per share	$ 0.07	$ 0.04	$ 0.02	$ 0.02

Weighted average common shares outstanding	72,746,076	3,028,836	119,696,414	11,086,800

The accompanying footnotes are an integral part of the financial statements

ETERNAL IMAGE, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005,
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)
				Accumulated
			Additional	Deficit During	Accumulated
		Par Value	Paid In	Development	Deficit
Description	Shares	Amount	Capital	Stage	September 30, 2007	Totals

Balance as of December 31, 2004				(30,552)	-	(30,552)

Net loss for the period ending December 31, 2005	-	-	-	(132,977)	-	(132,977)

Balance as of January 1, 2006	-	-	-	(163,529)	-	(163,529)

Issuance of common stock for fees/services	51,614,819	51,615	4,200,161	-	-	4,251,776

Issuance of common stock for loan repayment	150,000	150	99,850	-	-	100,000

Issuance of common stock for cash	39,331,130	39,331	974,065	-	-	1,013,396

Net Loss for the period ending December 31, 2006	-	-	-	(4,987,272)	-	(4,987,272)

Balance as of December 31, 2006	91,095,949	91,096	5,274,076	(5,150,801)	-	214,371

Issuance of preferred stock for fees/services	-	1,925,000	(1,825,000)	-	-	100,000

Issuance of common stock for fees/services	16,275,000	16,275	708,725	-	-	725,000

Issuance of common stock for loan repayments	30,737,271	30,737	1,236,263	-	-	1,267,000

Issuance of common stock for cash	37,397,500	37,397	389,931	-	-	427,328

Net loss for the period ending September 30, 2007	-	-	-	-	(1,978,599)	(1,978,599)

Balance as of September 30, 2007 (Unaudited)	175,505,720	$ 2,100,505	$ 5,783,995	$ (5,150,801)	$ (1,978,599)	$ 755,100

The accompanying footnotes are an integral part of the financial statements

ETERNAL IMAGE, INC.

STATEMENT OF CASH FLOWS

	Year Ended	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2006	December 31, 2005	September 30, 2007	September 30, 2006
			(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:

Net Loss	$ (4,987,272)	$ (132,977)	$ (1,978,599)	$ (1,894,282)
Adjustments to Reconcile Net Loss
to Net Cash Used in Operating Activities:
Depreciation	6,964	357	30,716	4,865
Amortization	9,852	7,638	2,416	3,337
Gain on Sale of Equipment	(539)	-	-	-
Retirement of Other Assets	6,445	-	-	-
Capital Stock Issued in lieu of Payment for Services	4,251,776	-	825,000	1,519,461
Capital Stock Issued in lieu of Payment on Loan	100,000	-	1,267,000	100,000
(Increase) Decrease in:
Accounts Receivable	-	-	(78,125)	-
Inventories	-	-	(707,319)	-
Prepaid Consulting	-	-	-	14,500
Advance Royalties	(215,000)	(130,000)	87,904	10,000
Advance Marketing Expenses	(20,000)	-	13,400	(10,000)
Security Deposit	(2,895)	-	3,495	(3,495)
Increase (Decrease) in:
Accounts Payable	248,783	-	394,766	(12,250)
Rent Payable	8,898	-	-	-
Payroll Taxes	50	-	(50)	-
Accrued Interest	3,154	-	1,125	10,138
Royalties Payable	-	-	-	(75,000)
Salaries Payable	74,145	-	11,700	99,208
Customer Deposit	2,290	-	-	-

Net Cash Used in Operating Activities	(513,349)	(254,982)	(126,571)	(233,518)

Balance Forward	$ (513,349)	$ (254,982)	$ (126,571)	$ (233,518)

The accompanying footnotes are an integral part of the financial statements

ETERNAL IMAGE, INC.

STATEMENT OF CASH FLOWS (CONTINUED)

	Year Ended	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2006	December 31, 2005	September 30, 2007	September 30, 2006
			(Unaudited)	(Unaudited)

Balance Forward	$ (513,349)	$ (254,982)	$ (126,571)	$ (233,518)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	(247,032)	(800)	(244,198)	(69,592)
Purchase of Intangible Assets	(23,500)	(11,563)	-	(26,452)
Proceeds from Sale of Fixed Assets	768	-	-	-

Net Cash Used in Investing Activities	(269,764)	(12,363)	(244,198)	(96,044)

Cash Flows from Financing Activities:
Proceeds from Sale of Capital Stock	39,331	-	37,397	1,389
Proceeds from Additional Paid in Capital	974,065	-	389,931	418,557
Proceeds from Notes Payable	-	264,919	20,000	28,000
Principal Payments of Notes Payable	(171,789)	(9,435)	(52,298)	(116,995)
Change in Member's Equity	-	10,764	-	-

Net Cash Provided by Financing Activities	841,607	266,248	395,030	330,951

Net Increase (Decrease) in Cash	58,494	(1,097)	24,261	1,389

Cash, Beginning	30,075	31,172	88,569	30,075

Cash, Ending	$ 88,569	$ 30,075	$ 112,830	31,464

Cash Paid During the Year for:				-
Interest	$ 7,219	$ 2,417	$ 5,173	$ -

Non-Cash Transactions:

Capital Stock Issued in lieu of Payment for Services	$ 4,251,776	$ -	$ 825,000	$ -
Capital Stock Issued in lieu of Payment on Loan	$ 100,000	$ -	$ 1,267,000	$ 100,000

The accompanying footnotes are an integral part of the financial statements

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005,
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

The Company -

Eternal Image was incorporated January 31, 2006 in the State of Delaware. Eternal Image, Inc.
Eternal Image Inc. ("Eternal Image") ("The Company") is the first manufacturer of branded, licensed funerary products for humans and pets. Eternal Image secures license agreements with appropriate brand licensors and develops funerary products (such as caskets, urns, and vaults) using the brand brand logo and images prominently in the design of the product.

Once a license is secured, Eternal Image works with designers and engineers to create product drawings and prototypes. The prototypes are then approved by the brand license holder. Once approval has been received by the brand licensor, Eternal Image then sources the product for manufacture with the appropriate manufacturing agent. Eternal Image utilizes a distribution network that in turn supplies
Funeral Homes throughout the United States.

From inception until December 31, 2006 the Company was in the development stage and had accumulated a deficit of $5,150,801. In January, 2007 the Company had achieved planned operations and began generating revenue from sales.

1.	Summary of Significant Accounting Policies:

Basis of Presentation -

Diamics, Inc. acquired Eternal Image and changed its name to Eternal Image, Inc.
The acquisition was accounted for as a reverse acquisition. Eternal Image, Inc has been treated as the acquirer of Diamics, Inc. for financial reporting purposes as it's shareholders control more than 50%
of the post transaction result of the combined company. Therefore, the accompanying presentation presents the historical financials of Diamics, Inc. and the accounting acquirer.

The Company's policy is to prepare its financial statements in conformity with generally accepted accounting principles. Consequently, certain revenue and the related assets are recognized when incurred rather than when received, and certain expenses and he related liabilities are recognized when the obligation is incurred rather than paid. Depreciation expense under generally accepted accounting principles is spread over the estimated useful lives of the assets using straight-line and certain accelerated methods.

The accompanying unaudited financial statements for the nine months ended September 30,
2007 and 2006 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the Securities and Exchange Commission. The results for the periods indicated
are unaudited, but reflect all adjustments (consisting only of normal recurring adjustments)
which management considers necessary for a fair presentation of operating results.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies - (continued):

Use of Estimates -

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments -

The Company's financial instruments include cash and cash equivalents, accounts payable, accrued expenses and notes payable. These financial instruments are carried at cost, which, unless otherwise disclosed, approximates fair market value due to their short maturities.

Cash and Cash Equivalents -

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

The Company's cash and cash equivalents are held principally at three financial institutions and at times may exceed insured limits.

Furniture, Equipment, Product Development Costs and Depreciation -

Furniture, equipment and product costs are stated at cost. Depreciation of furniture and equipment is determined on the straight-line and accelerated methods over the estimated useful lives of the assets.
Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.
When items of furniture or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income (the results of operations).

Royalties

The Company enters into agreements to license trademarks, copyrights and patents. The agreements may call for minimum amounts of royalties to be paid in advance and through out the term of the agreement which are nonrefundable in the event that product sales fail to meet certain minimum levels. Advance royalties resulting from such transactions are stated at amounts estimated to be recoverable from future sales of the related products. The Company expenses royalties at the time liabilities under license agreements are incurred.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies - (continued):

Impairment of Long-Lived Assets -

The Company periodically reviews its long-lived assets for impairement whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment is determined to exist if estimated undicsounted future cash flows are less than the carying amount of the asset. If such assets are considered to be impaired, the impairement recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has determined that there was no impairment of long-lived assets in 2006 and thus no impairment loss was taken in that year.

Goodwill -

Goowdill of $23,500 resulted from a merge to a public shell company in 2006.
This asset will be periodically reviewed for impairment and expensed as necessary

Patents -

The Company capitalizes its expenditures relating to the filing and maintenance of its patents and amortizes such costs over the estimated useful life of the patent, which generally approximates fifteen years. Accumulated amortization was $2,087 at December 31,2006. Amortization expense relating to patents was $808 for the year ended December 31, 2006.

Income Taxes -

The Company accounts for income taxes using the liability method. The liability method requires the determination of deferred tax assets and liabilities based on the differences between the financial statements and income tax bases of assets and liabilities, using enacted tax rates. Additionally, net deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is uncertain whether some portion or all of the net deferred tax assets will be realized.
There is no current provision for corporate income tax for the year ended December 31, 2006 as the Company generated a net loss for income tax purposes.

Basic and Diluted Loss per Common Share -

The Company displays earnings (loss) per share in a dual presentation of basic and diluted earnings
(loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares shares outstanding for the period.

Outstanding common stock options, warrant, convertible preferred shares and convertible notes payable have not been considered in the computation of diluted earnings per share amounts, since the effect of their inclusion would be antidilutive. Accordingly, basic and diluted earnings
(loss) per share are identical.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies - (continued):

Advertising -

The Company expenses advertising costs as they are incurred. Advertising expenses for the years ended December 31, 2006 and 2005 were $58,966 and $-0- respectively.

Stock Based Compensation -

Under the provision of SFAS 123, employee stock awards under the company's compensation plan can either be expense based on the fair value of the stock options or to use intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock issued to Employees"
(APB 25), and related interpretations. The company has elected to measure compensation expense for cost of services received from employees in a share-based payment transaction using fair market value of the underlying stock awarded on the date of grant net of any employees pay (or obligated to pay) for the stock granted.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issued Task Force (EITF)
Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for
Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the stock awarded is used to measure the transaction, as this is more reliable than the fair value of services received.
Fair value is measured as the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete.
The fiar value of the stock award is charged directly to compensation expense and additional paid-in-capital.

Inventories:

Inventory is based on a physical count, and represents the amount of finished goods and work in progress and raw materials, priced at the lower of cost or market, on the first-in, first-out
(FIFO) basis.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies - (continued):

Recently Issued Accounting Standards:

In May 2005, the FASB issued SFAS 154 Accounting Changes and Error Corrections which requires accounting changes to be applied retroactively as of the earliest practicable date and all financial statements for periods subsequent to that date to reflect the adopted principle as if it had been in effect for all periods. SFAS 154 is effective for fiscal years beginning after December 15, 2005. Company does not believe the adoption of SFAS
No. 154 will have a material impact on its financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 155 (SFAS No. 155),
ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS -- AN AMENDMENT OF FASB
STATEMENTS NO. 133 AND 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE
INSTRUMENTS AND HEDGING ACTIVITIES, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation provided that the whole instrument is accounted for on a fair value basis. Prior to fair value measurement, however, interests in securitized financial assets must be evaluated to identify interests containing embedded derivatives requiring bifurcation. The amendments to SFAS No. 133 also clarify that interest-only and principal-only strips are not subject to the requirements of the SFAS, and that concentrations of credit risk in the form of subordination are not embedded derivatives. Finally, SFAS No. 155 amends SFAS No. 140, ACCOUNTING FOR THE IMPAIRMENT OR
DISPOSAL FOR LONG-LIVED ASSETS, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.
SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not anticipate that the adoption of this statement to have a material impact on its consolidated financial statements.

The FASB has recently announced a new interpretation, FASB Interpretation No. 48, "Accounting for Uncertainty
in Income Taxes" (FIN 48), which will be effective for fiscal years beginning after December 15, 2006, FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company does not believe the adoption of FIN 48 will impact its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" ("SFAS 157"). SFAS 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value in U.S.
GAAP and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We plan to adopt the provisions of SFAS 157 on
November 1, 2008. The implementation of SFAS 157 is not expected to have a material impact on our results of operations or financial condition.

QUANTIFYING AND EVALUATING THE MATERIALITY OF UNRECORDED MISSTATEMENTS.
In September 2006, the SEC issued SAB No. 108 ("SAB 108"), which addresses the process for considering the effects of prior year misstatements when quantifying misstatements in current year financial statements. SAB 108 expresses the SEC Staff's views regarding the process of quantifying financial statement misstatements. The interpretations in SAB 108 are intended to address diversity in practice in quantifying financial statements misstatements and the potential under current practice for the build-up of improper balance sheet amounts. The application of SAB 108 is effective for financial statements issued for an interim period of the first fiscal year ending after November 15, 2006. We will adopt the interpretations of SAB 108 on November 1, 2006. The implementation of SAB 108 is not expected to have a material impact on our results of operations or financial condition.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

2.	Furniture, Office Equipment, and Product Design and Tooling:

	Furniture, Office Equipment, and Product Design and Tooling are summarized as follows :

		December 31, 2006	September 30, 2007

	Furniture and Fixtures	$ 17,299	$ 17,299
	Office Equipment	13,968	15,766
	Product Design and Tooling	231,502	473,902
		262,769	506,967

	Less Accumulated Depreciation	8,452	39,168
		$ 254,317	$ 467,799

	Depreciation expense for the year ended December 31, 2006 was $6,964.

3.	Other Assets:

	Other Assets are summarized as follows:

		December 31, 2006	September 30, 2007

	Organizational Cost	$ 12,443	$ 12,443
	Patents and Copyrights	12,120	12,120
	Auto Lease Capitalized Cost	2,954	2,954
	Loan Fees	1,620	1,620
		29,137	29,137

	Less Accumulated Amortization	5,069	7,484
		$ 24,068	$ 21,653

	Amortization expense for the year ended December 31, 2006 was $9,852.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

4.	Long Term Debt:

	Long term debt at December 31, 2006 consists of the following:
			2006
	6.75% note payable to Fifth Third Bank, in monthly installments
	of $689, including interest, secured by personal guarantees of
	Clint Mytych, Donna Shatter, shareholders and officers of
	Eternal Image, Inc., and Roy Mytych. Final payment is due May, 2009.		$ 46,901

	2% unsecured note payable to J. Scott Watkins,
	in monthly installments of $2,211, including interest.
	Final payment is due December, 2007.		26,250

	8.25% unsecured note payable to Woodrow Browne,
	in three installments of $25,000.
	Final payment is due October, 2007		75,000

	5% unsecured note payable to Clint Mytych, shareholder
	and officer of Eternal Image, Inc., in monthly installments of $1,305,
	including interest. Final payment is due May, 2009.		29,750

	5% unsecured note payable to Donna Shatter, shareholder
	and officer of Eternal Image, Inc., in monthly installments of $959,
	including interest. Final payment is due June, 2009.		21,857
			199,758
	Less: Current Portion		121,015
	Long Term Debt		$ 78,743

	Maturities of long term debt are as follows:
		Year Ending
		December 31,
		2007	$ 121,015
		2008	31,509
		2009	17,176
		2010	6,414
		2011	6,861
		Thereafter	16,783
			$ 199,758

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

5.	Commitments:

	Office Lease
	On April 24, 2006 the Company entered into a sixty-five (65) month operating lease for its current office
	space in Farmington Hills, Michigan. The lease calls for escalating monthly payments over the next five years.
	Future minimum rental costs under this lease for the next five years is as follows:

				Annually
			2007	$ 37,031
			2008	37,031
			2009	37,031
			2010	37,031
			2011	27,773

	Public Relations and Marketing
	The Company has entered into a one (1) year agreement with ASAPR, Inc., a Public Relations and Marketing
	firm. The period of the agreement is March 22, 2006 through March 31, 2007. Either party can cancel this
	contract with 60 days written notice. These fees are being expensed as paid.
	Fees are payable as follows:
				Per Month
		April, May and June, 2006		$ 5,000
		July, 2006 through March, 2007		$ 6,500
		Total Agreement		$ 73,500

	Purchase Commitment
	On January 26, 2007, the Company executed purchase orders with a supplier in the amount of $360,200.

	Licensing Consultant
	On January 1, 2007, the Company renewed an agreement with Building Q. This agreement establishes
	Building Q as the Company's sole and exclusive licensing consultant, offering advice, counsel and general
	assistance with respect to seeking and obtaining licenses from third party licensors for the Company's
	casket and urn lines. A monthly fee of $2,500 and a two (2%) percent commission of the Company's
	net sales of all licensed products that were sold, distributed or shipped under any third party license
	agreement are payable to Building Q for services rendered under this agreement. This agreement is
	renewable annually.

	License Agreements
	The Company develops and produces its products under license agreements with third parties. The
	amounts paid periodically under terms of these agreements usually range from 8% to 10% of the
	net sales of the licensed products. The Company is obligated for guaranteed minimum royalty and
	other license payments at December 31, 2006 as follows:

		Year Ending
		December 31,
		2007		$ 225,000
		2008		47,000
		2009		15,000
		Total		$ 287,000

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

6.	Employment Agreements:

On March 15, 2006 the Company entered into a five year employment agreement with Clint Mytych to serve as President, Chief Executive Officer and Chairman of the Board of Directors. This agreement calls for an annual base salary of $75,000 per year. At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination. Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000. Employee can only be terminated by majority vote of the board of directors. Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month. This allowance shall continue for a period of one year beyond any termination date of employee.
Salary payable to Clint Mytych under this agreement was $27,986 at December 31, 2006.

On March 15, 2006 the Company entered into a five year employment agreement with Donna
Shatter, mother of Clint Mytych, to serve as Vice-President and a member of the Board of Directors.
This agreement calls for an annual base salary of $65,000 per year. At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination. Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000. Employee can only be terminated by majority vote of the board of directors. Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month. This allowance shall continue for a period of one year beyond any termination date of employee.
Salary payable to Donna Mytych under this agreement was $25,600 at December 31, 2006.

On March 15, 2006 the Company entered into a five year employment agreement with Wallace N.
Popravsky to serve as Vice-President. This agreement calls for an annual base salary of $65,000 per year.
At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination. Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000.
Employee can only be terminated by majority vote of the board of directors. Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month. This allowance shall continue for a period of one year beyond any termination date of employee.
Salary payable to Wallace N. Popravsky under this agreement was $20,559 at December 31, 2006.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

7.	Stockholders' Equity:

Common Stock Transactions:

During the fiscal year ended December 31, 2006, the following were issued.

41,468,500 shares of restricted common stock were issued for consulting services valued at $3,192,145.

150,000 shares of restricted common stock were issued to C. Woodrow Browne as payment for
$100,000 in debt incurred in 2005.

10,146,319 shares of common stock were issued due to a four for one stock split. $1,059,631 was distributed to all shareholders.

39,331,130 shares of common stock were issued to various shareholders for cash.

Warrants:

On January 18, 2006, as part of its acquisition of Diamics, Inc. from Carley Enterprises,
Eternal Image, Inc., remitted a $15,000 fee and issued 6,000,000 warrants excercisable at $.10 a share 5 years from date of issuance.

As of the third quarter ended September 30, 2007, the following were issued:

Preferred Stock Transactions:

On July 25, 2007, Clint Mytych, Chief Executive Officer and Chairman of the Board of Directors was
awarded 1,925,000,000 shares of preferred stock. Preferred shares have a 10 to 1 voting right over common shares, and were issued to mitigate the risk of a hostile takeover. The total value of these shares at par is $1,925,000.

Common Stock Transactions:

16,275,000 shares of restricted common stock were issued for consulting services valued at $393,000.

3,690,476 shares of free trading common stock were issued to Emerald Asset Advisors, L.L.C. as payment for $150,000 of debt incurred in 2007.

27,046,795 shares of free trading common stock were issued to North Atlantic Resources, Ltd. as payment for $315,000 of debt incurred in 2007.

37,397,500 shares of common stock were issued to various shareholders for cash.

On August 14, 2007 each member of the Board of Directors was awarded 1,500,000 restriced shares of common stock for a total of 4,500,000 restricted shares as executive compensation. Refer to Note 1 page 8 for further explaination of the treatment of these awards.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

8.	Income Taxes:

The income tax benefit for the year ended December 31, 2006 includes:

	Federal	$ -

There is no current provision for corporate income tax for the year ended December 31, 2006 as the Company generated net losses for income tax purposes. At December 31, 2006 the
Company had available for federal income tax purposes net operating loss carryforwards of approximately $726,598 that will expire in 2026, and contribution carryforward of $3,120.

The reconciliation of estimated income taxes attributed to operations at the statutory tax rates to the reported income tax benefit is as follows:

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized as follows:

		December 31,	December 31,
		2006	2005
DEFERRED TAX ASSETS:
	Net operating loss carryforwards	726,598	-
	Less:Valuation allowance	(726,598)	-

	Net deferred tax assets	-	-

	Expected federal tax benefit at statutory rate	$ (247,043)
	State taxes, net of federal tax rate	$ -
	Change in valuation allowance	$ (247,043)

9.	Risks and Uncertainties:

The Company is subject to risk and uncertainty common to start-up companies including, but not limited to, successful development, promotion, and sale of products, protection of proprietary technology, and expansion of market coverage.

As reflected in the accompanying financial statements, the Company has incurred significant losses from operations and negarive operating cash flows, which have been financed primarily by proceeds from stock and debt issuance. As a result the Company had an accumulated deficits of $5,150,801 and $163,529 at December 31, 2006 and 2005 respectively.

Management plans to provide for additional working capital and funds for the continued
development and promotion of its products through public sale of the Company's common stock. Management is also attempting to enter into an agreement with its major developer/
supplier which could increase cash flow during early stages of sales growth. See Note 11 for more details. No assurance can be given that the Company will successfully execute the agreement.

ETERNAL IMAGE, INC.
NOTES TO FINANCIAL STATEMENTS

10.	Subsequent Events:

Patent Protection

In a press release dated November 2, 2007, the Company announced that it has filed for "design patent protection" for urns from three of the licensed product lines. Those product lines include the Vatican
Library Collection ™, Major League Baseball ™, and American Kennel Club ™. Claims have also been filed for Major League Baseball ™ and Vatican Library Collection ™ caskets.

The process of applying for specific design patents requires an individual company to submit an application along with draftsman drawings to the U.S. Patent Office. Eternal Image may be issued the design patents for the aforementioned product designs in six to eighteen months.

Stock Split

On January 16, 2008 the Company's board of directors declared a 20:1 reverse stock split. Accordingly, all numbers of common shares and per share data have been restated to reflect the stock split. The par value of the reduced shares of common stock has been credited to additional paid in capital.

ETERNAL IMAGE, INC.

54,452,940 Shares of Common Stock, $0.001 Par Value

PROSPECTUS

Subject to Completion _____________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our articles of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

·

-  conducted himself or herself in good faith;

·

-  reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

·

-  in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving our director/officer or involving any of our employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$66.86
Accounting fees and expenses	$10,000
Printing and engraving expenses	10,000
Legal fees and expenses	30,000
Miscellaneous	10,000
Total	$60,066.96

All amounts in the above table are estimated. None of the expenses will be paid by selling shareholders.

Item 26. Recent Sales of Unregistered Securities.

Securities issued since January 2006. From January 2005 to January 2006, the Registrant was a dormant shell company and did not issue securities. All of the following transactions have been adjusted for the prior forward splits and for the 1:20 Reverse Split.

Shareholder	Date Issued	No. of Common Shares	Price Per Share	Proceeds
(1) Mazuma Corp	7/13/2006	175,000	0.17143	$30,000
(2) Mazuma Corp	7/26/2006	125,000	0.18000	$22,500
(3) Mazuma Corp	8/9/2006	150,000	0.14000	$21,000
(4) Mazuma Corp	8/16/2006	200,000	0.14000	$28,000
(5) Mazuma Corp	8/24/2006	125,000	0.08000	$10,000
(6) Mazuma Corp	9/15/2006	125,000	0.11200	$14,000
(7) Mazuma Corp	10/6/2006	1,388,889	0.01800	$25,000
(8) Mazuma Corp	10/12/2006	1,666,667	0.01500	$25,000
(9) Mazuma Corp	10/16/2006	2,000,000	0.01000	$20,000
(10) Mazuma Corp	10/18/2006	2,000,000	0.01250	$25,000
(11) Mazuma Corp	10/19/2006	833,333	0.03600	$30,000
(12) Mazuma Corp	10/23/2006	1,500,000	0.06000	$90,000
(13) RTG Holdings	10/27/2006	9,000,000	0.00444	$40,000
(14) Mazuma Corp	11/13/2006	500,000	0.03500	$17,500
(15) Mazuma Corp	11/20/2006	500,000	0.03000	$15,000
(16) Macca Holdings	11/27/2006	3,000,000	0.01167	$35,000
(17) Mazuma Corp	11/29/2006	1,100,000	0.02273	$25,000
(18) TJ Management Group	12/2/2006	3,846,154	0.01950	$75,000
(19) Mazuma Corp	12/8/2006	2,000,000	0.01500	$30,000
(20) TJ Management Group	12/8/2006	8,000,000	0.00943	$75,400
(21) Mazuma Corp	12/21/2006	250,000	0.03600	$9,000
(22) Mazuma Corp	1/4/2007	800,000	0.01563	$12,500
(23) Mazuma Corp	1/8/2007	2,250,000	0.01556	$35,000
(24) Lerea Consulting	1/12/2007	1,000,000	0.00500	$5,000
(25) Mazuma Corp	1/19/2007	4,750,000	0.00947	$45,000
(26) Caswell Capital	1/29/2007	4,761,905	0.00840	$40,000
(27) TJ Mgt (Accord)	1/23/2007	3,350,000	0.00825	$27,640
(28) Macca Holdings	1/8/2007	2,500,000	0.00400	$10,000
(29) Mazuma Corp	1/26/2007	3,900,000	0.00897	$35,000
(30) Mazuma Corp	2/8/2007	2,000,000	0.01100	$22,000
(31) Old Montauk Capital	2/13/2007	7,738,095	0.00840	$65,000
(32) Mazuma Corp	2/16/2007	1,600,000	0.00750	$12,000
(33) North Atlantic Resources	7/24/2007	15,584,936	0.01283	$200,000
(34) North Atlantic Resources	7/25/2007	4,107,692	0.01582	$65,000
(35) North Atlantic Resources	9/7/2007	750,000	0.06667	$50,000
(36) Emerald Asset Advisors	7/25/2007	3,690,476	0.04065	$150,000
(37) North Atlantic Resources	1/5/2008	65,170,940	0.00997	650,000.00
(38) Clint Mytych	2/15/2006	559,000	0.02000	$11,180.00
(39) Clint Mytych	9/25/2006	1,677,000	0.10000	$167,700.00
(40) Clint Mytych	10/9/2006	2,200,000	0.07000	$154,000.00
(41) Clint Mytych	1/12/2007	3,750,000	0.02600	$97,500.00
(42) Clint Mytych	7/25/2007	96,250,000	0.00104	$100,000.00
(43) Clint Mytych	8/14/2007	1,500,000	0.02960	$44,400.00
(44) Donna Shatter	2/15/2006	50,000	0.02000	$1,000.00
(45) Donna Shatter	9/21/2006	200,000	0.08500	$17,000.00
(46) Donna Shatter	9/25/2006	150,000	0.10000	$15,000.00
(47) Donna Shatter	9/25/2006	600,000	0.10000	$60,000.00

(48) Donna Shatter	10/9/2006	2,200,000	0.07000	$154,000.00
(49) Donna Shatter	1/12/2007	3,750,000	0.02600	$97,500.00
(50) Donna Shatter	8/14/2007	1,500,000	0.02960	$44,400.00
(51) Wallace N. Popravsky	2/15/2006	125,000	0.02000	$2,500.00
(52) Wallace N. Popravsky	9/25/2006	375,000	0.10000	$37,500.00
(53) Wallace N. Popravsky	10/9/2006	550,000	0.07000	$38,500.00
(54) Wallace N. Popravsky	1/12/2007	3,750,000	0.02600	$97,500.00
(55) Wallace N. Popravsky	8/14/2007	1,500,000	0.02960	$44,400.00
(56) James Parliament	10/30/2006	12,500	0.08600	$1,075.00
(57) James Parliament	12/28/2006	3,750	0.02400	$90.00
(58) James Parliament	1/1/2007	31,250	0.02400	$750.00
(59) Carley Enterprises	7/18/2006	300,000*

*

Five year warrants issued in connection with the Registrant’s January 2006, reverse merger. A total of 300,000 shares of common stock can be purchased at an exercise price of $2.00 per share purchased. A value of $ 600,000 was attributed to the issuance of these warrants.

The securities issued in transactions numbered 1 through 32, above, were issued pursuant to Section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D promulgated thereunder.

The securities issued in transactions numbered 33 through 59, above, were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, including under Rule 506 of Regulation D promulgated thereunder.

The securities issued in transactions numbered 33 through 37, above, were issued as a result of the conversion of convertible promissory notes held by the respective shareholder indicated.

Regarding transactions numbered 39 through 58, above, represent shares of common stock issued to officers and directors either in connection with the exchange of shares made in the January 2006 reverse merger or as compensation for services,. Accordingly the proceeds indicated do not represent cash received by the registrant, but the value attributed to the transaction by the registrant.

Item 27. Exhibits.

THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:

Exhibit No.                  Exhibit

3.1

Articles of Incorporation (1) dated January 31, 2006 (1)

3.2

Certificate of Amendment to Articles of Incorporation dated November 8, 2005 (1)

3.3

Certificate of Amendment to Articles of Incorporation dated October 19, 1990 (1)

3.4

Registrant’s By-Laws, as amended (1)

4.1

Specimen of Common Stock Certificate (1)

5.1

Opinion on Legality (1)

10.1

Mytych Employment Agreement (1)

10.2

Shatter Employment agreement (1)

10.3

Popravsky Employment Agreement (1)

10.4

October 11, 2007 Convertible Promissory Note (1)

10.5

Loan agreement with Donna Shatter (1)

10.6

Loan agreement with Clint Mytych (1)

10.7

Loan agreement with Woody Browne (1)

10.8

Loan agreement with Scott Watkins (1)

10.9

Consulting Agreement with Matt Davis (1)

10.10

Building Lease (1)

23.1

Consent of Demetrius & Company, LLC, Certified Public Accountant (1)

23.2

Consent of Thomas E. Boccieri, Esq. (included in Exhibit 5.1) (1)

_____________________

(1) Filed herewith

Item 28. Undertakings.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To including any prospectus by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

i.

for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

ii.

for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned small business issuer undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing this Form SB-2 and have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Farmington Hills, State of Michigan, on January 16, 2008.

ETERNAL IMAGE, INC.
By:	/s/ CLINT MYTYCH
Name: Clint Mytych Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clint Mytych	Chief Executive Officer and Chairman	January 16, 2008
Clint Mytych	(Principal Executive Officer)

/s/ James Parliament	Chief Financial Officer	January 16, 2008
James Parliament	(Principal Financial and Accounting Officer)

/s/ Donna Shatter	Vice President, Secretary/Treasurer and Director	January 16, 2008
Donna Shatter

/s/ Nick Popravsky	Vice president and Director	January 16, 2008
Nick Popravsky

Exhibit No.                  Exhibit

3.1

Articles of Incorporation (1) dated January 31, 2006 (1)

3.2

Certificate of Amendment to Articles of Incorporation dated November 8, 2005 (1)

3.3

Certificate of Amendment to Articles of Incorporation dated October 19, 1990 (1)

3.4

Registrant’s By-Laws, as amended (1)

4.1

Specimen of Common Stock Certificate (1)

5.1

Opinion on Legality (1)

10.1

Mytych Employment Agreement (1)

10.2

Shatter Employment agreement (1)

10.3

Popravsky Employment Agreement (1)

10.4

October 11, 2007 Convertible Promissory Note (1)

10.5

Loan agreement with Donna Shatter (1)

10.6

Loan agreement with Clint Mytych (1)

10.7

Loan agreement with Woody Browne (1)

10.8

Loan agreement with Scott Watkins (1)

10.9

Consulting Agreement with Matt Davis (1)

10.10

Building Lease (1)

23.1

Consent of Demetrius & Company, LLC, Certified Public Accountant (1)

23.2

Consent of Thomas E. Boccieri, Esq. (included in Exhibit 5.1) (1)

_____________________

(1) Filed herewith